News Release

Firsthand Technology Value Fund Increases Investment in SolarCity

San Jose, CA, June 8, 2012 – Firsthand Technology Value Fund, Inc. (NASDAQ: SVVC) (the “Fund”) announced that it has completed the purchase of approximately 300,000 shares of SolarCity Corporation common stock through a series of private secondary transactions. SolarCity is a leading provider of clean energy products and services. These transactions bring the Fund’s total holdings in SolarCity to approximately 420,000 shares of common stock, with a total cost of $6.74 million.

Complete financial statements and a detailed schedule of investments for the period ended March 31, 2012 are available in the Fund's quarterly report filing on Form 10-Q, which is available on the Fund's website at www.firsthandtvf.com.

About Firsthand Technology Value Fund
Firsthand Technology Value Fund, Inc. is a publicly-traded venture capital fund that invests in technology and cleantech companies. The Fund currently has 8,556,480 shares outstanding. More information about the Fund and its holdings can be found online at www.firsthandtvf.com.

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The Fund is a non-diversified, closed-end investment company that elected to be treated as a business development company under the Investment Company Act of 1940. The Fund’s investment objective is to seek long-term growth of capital. Under normal circumstances, the Fund will invest at least 80% of its total assets for investment purposes in technology and cleantech companies.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS: This press release contains "forward-looking statements" as defined under the U.S. federal securities laws. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will," and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are

News Release

subject to certain risks and uncertainties that could cause actual results to materially differ from the Fund’s historical experience and its present expectations or projections indicated in any forward-looking statement. These risks include, but are not limited to, changes in economic and political conditions, regulatory and legal changes, technology and cleantech industry risk, valuation risk, non-diversification risk, interest rate risk, tax risk, and other risks discussed in the Fund’s filings with the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Fund undertakes no obligation to publicly update or revise any forward-looking statements made herein. There is no assurance that the Fund’s investment objectives will be attained. We acknowledge that, notwithstanding the foregoing, the safe harbor for forward-looking statements under the Private Securities Litigation Reform Act of 1995 does not apply to investment companies such as us.

Contact:

Phil Mosakowski
Firsthand Capital Management, Inc.
(408) 624-9526
vc@firsthandtvf.com